                                                                  Exhibit (d)(3)

                            Predictive Systems, Inc.

                            1999 Stock Incentive Plan

                                   Prospectus









                The date of this prospectus is September 5, 2002



         This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.



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                                TABLE OF CONTENTS

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INTRODUCTION..........................................................................................................1

         1.       What is the Plan?...................................................................................1
         2.       What is the purpose of the Plan?....................................................................1
         3.       How many Shares are available under the Plan?.......................................................1
         4.       What should I know about this prospectus?...........................................................2

ADMINISTRATION AND ELIGIBILITY........................................................................................2

         5.       Who administers the Plan?...........................................................................2
         6.       Who is eligible to participate in the Plan?.........................................................3
         7.       Who Selects the Employees, Directors and Consultants Who Receive Awards?............................3
         8.       What Types of Grants are Permitted Under the Plan?..................................................3
         9.       Does participation in the Plan affect my employment?................................................3

STOCK OPTIONS.........................................................................................................3

         10.      What is a stock option and how do I benefit from it?................................................3
         11.      Are there different types of options?...............................................................4
         12.      How will I know the terms of my option?.............................................................4
         13.      What is the exercise price of my option?............................................................4
         14.      When can I exercise my option?......................................................................4
         15.      How can I exercise my option?.......................................................................5
         16.      How do I pay the exercise price?....................................................................5
         17.      How do I pay tax withholding?.......................................................................5
         18.      When does my option expire?.........................................................................5
         19.      What is a stock appreciation right (SAR)?...........................................................5

DISCRETIONAY OPTION GRANT PROGRAM.....................................................................................6

         20.      What is the Discretionary Option Grant Program?.....................................................6
         21.      What are repurchase rights?.........................................................................6
         22.      What if I hold an option that was granted pursuant to the Discretionary Option Grant
                  Program and my employment terminates?...............................................................6
         23.      What if I hold an option that was granted pursuant to the Discretionary Option Grant
                  Program and my employment terminates for Misconduct or I engage in Misconduct after my termination?........................................................................................6
         24.      What happens to an option granted under the Discretionary Option Grant Program in the event of a corporate transaction?...................................................................7
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
SALARY INVESTMENT OPTION GRANT PROGRAM................................................................................7

         25.      What is the Salary Investment Option Grant Program?.................................................7
         26.      What if I hold an option that was granted pursuant to the Salary Investment Option
                  Grant Program and my employment terminates?.........................................................8
         27.      What happens to an option granted under the Salary Investment Option Grant Program in the event of a corporate transaction?...............................................................8

STOCK ISSUANCE PROGRAM................................................................................................8

         28.      What is the Stock Issuance Program?.................................................................8
         29.      What if I hold an option that was granted pursuant to the Stock Issuance Program and my employment terminates?...........................................................................9
         30.      What happens to an option granted under the Stock Issuance Program in the event of a corporate transaction?..............................................................................9

AUTOMATIC OPTION GRANT PROGRAM........................................................................................9

         31.      What is the Automatic Option Grant Program?.........................................................9
         32.      How will the Options vest under the Automatic Option Grant Program?.................................9
         33.      What are repurchase rights?........................................................................10
         34.      What if I hold an option that was granted pursuant to the Automatic Option Grant
                  Program and my employment terminates?..............................................................10
         35.      What happens to an option granted under the Automatic Option Grant Program in the event of a corporate transaction?..................................................................10

DIRECTOR FEE OPTION GRANT PRGRAM.....................................................................................11

         36.      What is the Director Fee Option Grant Program?.....................................................11
         37.      What if I hold an option that was granted pursuant to the Director Fee Option Grant
                  Program and my employment terminates?..............................................................11
         38.      What happens to an option granted under the Director Fee Option Grant Program in the event of a corporate transaction?..................................................................11

TAX AND ERISA INFORMATION............................................................................................12

         39.      What are the tax effects of NQSOs?.................................................................12
         40.      What are the tax effects of ISOs?..................................................................13
         41.      What about ISOs and the alternative minimum tax?...................................................14
         42.      What are the tax effects of restricted stock?......................................................14
         43.      What are the tax effects of a stock appreciation right (SAR)?......................................14
         44.      What are the tax effects for us?...................................................................15
         45.      Is the Plan subject to ERISA?......................................................................15

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................................................................15

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ADDITIONAL INFORMATION ABOUT THE PLAN AND PROSPECTUS.................................................................15

         46.      Can we change or terminate the Plan?...............................................................15
         47.      What is the duration of the Plan?..................................................................15
         48.      Does the Plan limit a participant's ability to resell Shares acquired under the Plan?..............16
         49.      Are awards transferable?...........................................................................16
         50.      What if I need more information?...................................................................16
         51.      What else should I know about this prospectus?.....................................................17

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                                  INTRODUCTION

The following questions and answers give a summary of the main features of the Predictive Systems, Inc. 1999 Stock Incentive Plan (the "Plan"). Predictive Systems, Inc. is referred to in this prospectus as "we," "us," or "our." Please read this prospectus carefully.

1. What is the Plan?

The Plan was adopted by our board of directors and approved by our stockholders on September 14, 1999. The Plan allows us to provide equity incentives to employees, directors, and consultants who provide services to us, or any of our parent or subsidiary companies, by providing such individuals with an opportunity to acquire shares of our common stock ("Shares") under the Plan's five separate equity programs.

The Plan consists of the following five separate equity programs:

         o A Discretionary Option Grant Program under which employees, non-employee directors, and consultants may be granted options to purchase Shares at the discretion of the Plan administrator.

         o A Salary Investment Option Grant Program under which officers, directors and certain highly compensated employees may elect to have a portion of their base salary invested each year in special options.

         o A Stock Issuance Program under which employees, non-employee directors, and consultants may, at the discretion of the Plan administrator, be issued Shares directly, either through the immediate purchase of such Shares or as a bonus for services rendered to us.

         o An Automatic Option Grant Program under which non-employee board members automatically receive options at periodic intervals to purchase Shares.

         o A Director Fee Option Grant Program under which non-employee board members may elect to have all or any portion of their annual retainer fee otherwise payable in cash applied to a special grant.

2. What is the purpose of the Plan?

The purpose of the Plan is to provide eligible persons with an opportunity to acquire a proprietary interest in us as an incentive for them to remain in our service.

3. How many Shares are available under the Plan?

There are 1,843,624 Shares available under the Plan, plus an annual increase to be added on the first trading day of each calendar year equal to 1% of our outstanding Shares on the last trading day of the immediately preceding calendar year; provided, however, that in no event will the annual increase exceed 500,000 Shares. The Shares may be authorized, but unissued, or reacquired Shares. The number of Shares reserved for issuance under the Plan includes Shares that remained available for issuance under our 1998 Stock Option/Stock Issuance Plan and our 1998 California Stock Option/Stock Issuance Plan, which are the predecessor plans to this Plan. No further awards may be made under the predecessor plans, and awards previously granted under the predecessor plans are now primarily governed by the terms of the Plan and the terms of the documents evidencing the previously granted awards.


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If an option expires or is cancelled for any reason without having been fully exercised or vested, the unvested or cancelled Shares generally again will be available for grant under the Plan. Unvested Shares issued under the Plan that are repurchased by us will also be added back to the Plan. We have filed a Registration Statement covering the Shares issuable under the Plan with the Securities and Exchange Commission.

In the event of any change, such as a stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting our outstanding common stock as a class without our receipt of consideration, appropriate adjustments will be made to the number of Shares issuable under the Plan, the number of Shares by which the share reserve is increased each calendar year, the total number of Shares for which each person may be granted awards under the Plan, the number of Shares granted under the Automatic Option Grant Program, the number of Shares and the exercise price of each option, and the number of Shares and the price per Share in effect under each outstanding option incorporated under this Plan from the predecessor plans.

4. What should I know about this prospectus?

This prospectus describes the main features of the Plan. However, this prospectus does not contain all of the terms and conditions of the official Plan document. Accordingly, if there is any difference between the terms and conditions of the Plan as described in this prospectus and the provisions of the Plan document, the Plan document will govern.

ADMINISTRATION AND ELIGIBILITY

5. Who administers the Plan?

Our board of directors or a committee appointed by our board administers the Plan. A committee appointed by our board administers the Discretionary Option Grant and Stock Issuance Programs. All option grants under the Automatic Option Grant Program are automatic in accordance with the provisions of the Program. Neither the board nor any committee appointed by the board exercises any administrative discretion with respect to grants made under the Salary Investment Option Grant Program or the Director Fee Option Grant Program. Currently, members of our board of directors are separated into three classes and serve staggered three-year terms.

The administrator of the Plan has final authority to interpret any provision of the Plan or any grant made under the Plan.


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6. Who is eligible to participate in the Plan?

Our employees, directors and consultants, or employees, directors and consultants of any of our parent or subsidiary companies, are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Only officers, directors and certain highly compensated employees are eligible to participate in the Salary Investment Option Grant Program, and only non-employee directors are eligible to participate in the Automatic Option Grant and Director Fee Option Grant Programs.

No employee, director or consultant may be granted awards under the Plan to purchase more than 500,000 Shares in the aggregate per calendar year.

7. Who Selects the Employees, Directors and Consultants Who Receive Awards?

The administrator of the Plan selects the employees, directors and consultants who receive awards granted under the Discretionary Option Grant and Stock Issuance Programs.

8. What Types of Grants are Permitted Under the Plan?

The Plan permits us to grant incentive options and nonstatutory options, and to issue common stock. These awards are described below.

9. Does participation in the Plan affect my employment?

No, the grant of an award under the Plan does not affect the terms and conditions of your employment or service. Nothing in the Plan gives you the right to continue your employment with us or restricts our right or your right to terminate employment with us at any time, with or without cause. The grant of your option does not entitle you to any future award, compensation or severance pay.

STOCK OPTIONS

10. What is a stock option and how do I benefit from it?

An option gives you the right to purchase a specified number of Shares for a fixed price (the "exercise price") during a prescribed period of time. If the value of the Shares increases above your exercise price during its term, you will be able to buy the Shares at a "discount." If the value of the Shares does not increase above your exercise price, you will not recognize a benefit from your option.

The principal benefit of your option is the potential to profit from any increase in the value of the Shares during the period in which the option is exercisable, without risking any of your money.

Please note that the grant and exercise of your option are subject to any United States and local laws, including, but not limited to, laws relating to securities and foreign currency, as well as any of our policies that may apply to you.


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11. Are there different types of options?

The Plan permits us to grant either incentive stock options (which are entitled to favorable federal tax treatment) ("ISOs") or nonqualified stock options (that is, options that are not ISOs) ("NQSOs"). We can grant ISOs only to persons who are our employees or employees of one of our subsidiaries at the time of grant.

After we grant an option, the principal differences between an ISO and a NQSO relate to federal income tax consequences (as discussed below).

12. How will I know the terms of my option?

If you receive an option under the Plan, we will send you a written agreement (an "option agreement"). The option agreement will show the following, all of which the Plan administrator determines in its discretion (except under the Automatic Option Grant Program described below):

         o        the exercise price of the option,

         o        the expiration date of the option,

         o the maximum number of Shares that may be purchased with the option,

         o        any conditions to exercise of the option, and

         o        any other terms and conditions of the option.

The option agreement also will specify whether the option is intended to be an ISO or a NQSO.

The total fair market value of the Shares (as of the time of grant) with respect to which ISOs are exercisable for the first time by any participant during any calendar year may not exceed $100,000.

13. What is the exercise price of my option?

The exercise price is the price at which you may purchase a Share by exercising an option. The Administrator generally has full discretion to determine the exercise price of any option granted under the Plan. However, the exercise price of ISOs must be at least 100% of the fair market value of the Shares on the date of grant. (However, in rare circumstances, the exercise price of ISOs must be at least 110% of fair market value at the time of grant.) We cannot generally change the exercise price of an option after grant without a participant's consent (except to reflect stock splits and other changes in our capital structure).

14. When can I exercise my option?

You generally cannot immediately exercise an option granted under the Plan. Instead, an option will become exercisable (that is, it will "vest") at the time or times shown in the option agreement, assuming that you have satisfied any conditions to vesting (for example, continued employment with us). The Plan administrator generally has full discretion to determine the vesting schedule for each option.


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15. How can I exercise my option?

To exercise your option, you must complete an exercise form and deliver it to us. With the exercise form you also must send full payment (in U.S. dollars) of the exercise price and any applicable federal (including FICA), state and local withholding taxes. Your ability to purchase Shares through the exercise of an option is conditioned upon compliance with any laws and internal policies that apply to you.

16. How do I pay the exercise price?

You must pay the exercise price of an option in cash (that is, in the form of a check) in U.S. dollars.

The Plan administrator also has discretion to permit payment of the exercise price by the tender of already-owned Shares or by other means approved by the Committee, such as an immediate sale of some or all of the Shares acquired upon exercise. An immediate sale is when you pay the exercise price (and any required tax withholding) by requesting a stockbroker to sell all or part of the Shares acquired upon exercise. That is, the stockbroker will forward part of the proceeds to us as necessary to pay the exercise price and tax withholding. The stockbroker will send the remaining cash proceeds (less any commissions and fees) or Shares directly to you.

17. How do I pay tax withholding?

You must pay any taxes we are required to withhold upon exercise in cash (that is, in the form of a check in U.S. dollars) or through other means as required by the Plan administrator.

18. When does my option expire?

Generally, the Plan administrator, in its discretion, determines all expiration provisions that apply to options. The expiration dates for any particular option will be shown in the option agreement. The expiration date is the date on which your option expires and after which you no longer may exercise the option. Expiration dates may vary for different options and in different circumstances. For example, termination of employment may cause an option to immediately expire. Therefore, it is important for you to read and understand your individual option agreement.

After an option is granted, the Plan administrator may extend the maximum term of the option, subject to the terms of the Plan. For example, no option may have a term longer than ten years from the date of grant.

19. What is a stock appreciation right (SAR)?

The Plan administrator may grant stock appreciation rights in connection with an option which entitles the optionee to elect between the exercise of the underlying option and the surrender of that option in exchange for a distribution in an amount that is generally equal to the excess of the fair market value of the Shares covered by the surrendered option on the date of the surrender over the aggregate exercise price payable for such Shares. The distribution will be made, in the Plan administrator's discretion, in Shares, cash, or partly in Shares and partly in cash.


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         DISCRETIONAY OPTION GRANT PROGRAM

20. What is the Discretionary Option Grant Program?

Under the Discretionary Option Grant Program we may grant ISOs, NQSOs and stock appreciation rights (SARs) to employees, directors, and consultants. Subject to the provisions of the Discretionary Option Grant Program, the Plan administrator determines:

         o the exercise price of the option, which may be less than, equal to or greater than the fair market value per Share,

         o        the expiration date of the option,

         o the maximum number of Shares that may be purchased with the option,

         o        any conditions to exercise of the option, and

         o        any other terms and conditions of the option.

21. What are repurchase rights?

Under the Discretionary Option Grant Program the Plan Administrator has the discretion to grant options that are exercisable for unvested Shares. Generally, we will have the right to repurchase the unvested Shares at their purchase price if your employment or service terminates for any reason.

22. What if I hold an option that was granted pursuant to the Discretionary Option Grant Program and my employment terminates?

In the event an optionee ceases to provide services to us for any reason, he or she may generally exercise the option to the extent it is exercisable on the date of cessation of service within the period determined by the Plan administrator at the time of grant. However, in no event may an option be exercised after the expiration of its original term. If an optionee ceases providing services to us by reason of his or her death, the optionee's beneficiary may exercise the option to the extent the option was exercisable by the optionee at the time of death. To the extent the option is not otherwise exercisable at the time of termination or death, the option will terminate and cease to be outstanding.

23. What if I hold an option that was granted pursuant to the Discretionary Option Grant Program and my employment terminates for Misconduct or I engage in Misconduct after my termination?

In the event your service is terminated for Misconduct (as defined in the Plan) or, except with respect to options granted under the predecessor plans, you engage in Misconduct while your options are outstanding, then all your options, whether vested or unvested, will terminate immediately and cease to be outstanding.


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24. What happens to an option granted under the Discretionary Option Grant
Program in the event of a corporate transaction?

In the event of a Change in Control (as it is defined in the Plan, but which includes a merger or other event in which 50% or more of the voting power of our company changes hands, or a sale of all or substantially all of our assets), each unvested option outstanding at the time of a Change in Control will automatically accelerate so that each such option will become fully vested and exercisable immediately prior to the effective date of the Change in Control and will terminate immediately following the consummation of the Change in Control, unless (a) the option is assumed by the successor corporation, (b) the option is replaced by the successor corporation with a cash incentive program that preserves the spread existing at the time of the Change in Control, or (c) the acceleration of the option is subject to other limitations imposed by the Plan administrator at the time of the option grant. In the event of a Change in Control, all outstanding repurchase rights also will terminate automatically, and the Shares subject to the repurchase rights will immediately vest in full, unless (x) the repurchase rights are assigned to the successor corporation or otherwise continue in full force and effect, or (y) the accelerated vesting is precluded by other limitations imposed by the Plan administrator at the time the repurchase right is issued.

In addition, the administrator may provide for the acceleration of options and the termination of repurchase rights in connection with a Change in Control or Hostile Take-Over (as that term is defined in the Plan), or in connection with an optionee's involuntary termination within a period (not to exceed 18 months) following a Change in Control or Hostile Take-Over, regardless of whether the successor entity assumes the options or otherwise continues them or is assigned the repurchase rights. If an option is so accelerated in connection with a Change in Control, it will remain exercisable until the earlier of the expiration of the option term or one year from the date of the involuntary termination. If an option is so accelerated in connection with a Hostile Take-Over, it will remain exercisable until the expiration or sooner termination of the option term.

SALARY INVESTMENT OPTION GRANT PROGRAM

25. What is the Salary Investment Option Grant Program?

Under the Salary Investment Option Grant Program officers, directors and certain highly compensated employees may elect to reduce a portion of their base salary and instead receive nonstatutory options with a discounted exercise price. To participate, prior to the beginning of a calendar year, the officer, director or highly compensated employee must provide us with an election to reduce his or her base salary for the following calendar year by an amount not less than $5,000 and not more than $50,000. Upon receipt and approval of such election, we will grant the officer, director or highly compensated employee an option on the first trading day in January in the calendar year for which the salary reduction is in effect. Options granted under this program:

         o have an exercise price of 33-1/3% of the fair market value per Share on the date of grant,

         o include the number of Shares determined according to a formula based on the amount of the elected salary reduction and the fair market value of our common stock on the date of grant, and


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         o        become exercisable in twelve (12) equal monthly installments upon the optionee's completion of each calendar month of service during the calendar year in which the option is granted.

Additional terms of each option granted under this program are generally similar to the terms in effective for options granted under the Discretionary Option Grant Program.

26. What if I hold an option that was granted pursuant to the Salary Investment Option Grant Program and my employment terminates?

In the event an optionee ceases providing services to us, the option will remain exercisable for all of the Shares for which the option is exercisable at the time of such cessation of service until three year's following the optionee's cessation of service or, if earlier, the expiration of the option term. The optionee's beneficiary may exercise the option to the extent the option is held by the optionee at the time of his or her death. Upon the optionee's cessation of service, the option will terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable.

27. What happens to an option granted under the Salary Investment Option Grant Program in the event of a corporate transaction?

In the event of a Change in Control or a Hostile Take-Over while the optionee remains in service, each outstanding option will automatically accelerate so that each such option will become fully vested and exercisable immediately prior to the effective date of the Change in Control or Hostile Take-Over. Each option accelerated in connection with a Change in Control will terminate upon the Change in Control, except to the extent the option is assumed by the successor corporation or otherwise continued. Each option accelerated in connection with a Hostile Take-Over will remain exercisable until the expiration or sooner termination of the option term. Upon the occurrence of a Hostile Take-Over the optionee will have a thirty (30)-day period in which to surrender each of his or her outstanding options in exchange for a cash distribution in an amount equal to the excess of the option surrender value (which will be the greater of the fair market value of the common stock on the surrender date or the highest price per Share paid by the acquiring company in a tender offer) over the aggregate exercise price payable for such Shares. Such cash distribution will be paid within five (5) days following the surrender of the option.


STOCK ISSUANCE PROGRAM

28. What is the Stock Issuance Program?

Under the Stock Issuance Program, Shares may be granted to employees, directors, and consultants. Shares may also be issued pursuant to share right awards that entitle the recipients to receive those Shares upon the attainment of designated performance goals or service requirements. The administrator of the Plan determines the purchase price per Share and the vesting schedule, if any. Generally, the participant will have full stockholder rights with respect to the issued Shares, whether or not the Shares are vested.

29. What if I hold an option that was granted pursuant to the Stock Issuance Program and my employment terminates?

In the event the participant ceases to provide services while holding unvested Shares, or if the performance objective is not attained, the unvested Shares will be immediately surrendered to us for cancellation and the participant will have no further stockholder rights with respect to those Shares. If the performance goals or service requirements established for a share right award are not attained, the outstanding share right award will automatically terminate and no Shares will be issued with respect to the award. To the extent the surrendered Shares were previously issued for cash or cash equivalent then we will repay the cash consideration to the participant in exchange for the surrender of Shares. The administrator of the Plan may waive the surrender and cancellation of unvested Shares in connection with the cessation of services or the failure to attain the performance goals or service requirements.

30. What happens to an option granted under the Stock Issuance Program in the event of a corporate transaction?

In the event of a Change in Control, all of our outstanding repurchase rights will terminate automatically and the Shares subject to the repurchase right will immediately become fully vested, unless (a) the repurchase rights are assigned to the successor corporation or otherwise continue in full force and effect, or
(b) such accelerated vesting is precluded by other limitations imposed by the administrator at the time the repurchase right is issued.

The administrator of the Plan may at any time provide for the automatic termination of our repurchase rights and the immediate vesting of the Shares upon (a) a Change in Control or Hostile Take-Over, or (b) an involuntary termination of the participant's service within a designated period of up to 18 months following the effective date of any Change in Control or Hostile Take-Over in which those repurchase rights are assigned to the successor corporation or continue in full force and effect.

AUTOMATIC OPTION GRANT PROGRAM

31. What is the Automatic Option Grant Program?

This program provides for the automatic grant of nonstatutory options to non-employee directors. Upon an individual's appointment as a non-employee director, he or she will automatically be granted a nonstatutory option to purchase twenty-five thousand (25,000) Shares, provided such individual has not previously been our employee. On the date of each annual stockholders meeting, each individual who continues to serve as a non-employee director will automatically be granted a nonstatutory option to purchase two thousand five hundred (2,500) Shares. Options granted under this program have an exercise price per Share equal to 100% of the fair market value of our common stock on the date of grant.


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32. How will the Options vest under the Automatic Option Grant Program?

Each initial grant of 25,000 Shares will vest, and our repurchase right will lapse, in four equal annual installments, with the first installment vesting upon the optionee's completion of one year of service measured from the date of grant, subject to the optionee continuing to serve on the board of directors. Each subsequent annual option grant will vest in full upon the optionee's completion of one year of service measured from the date of grant. Each option granted under this program is immediately exercisable for all or a portion of the option Shares.

33. What are repurchase rights?

Under the Automatic Option Grant Program options are exercisable for unvested Shares. However, any unvested Shares purchased under the initial 25,000-Share option grant will be subject to our right of repurchase at their purchase price upon the optionee's cessation of board service.

34. What if I hold an option that was granted pursuant to the Automatic Option Grant Program and my employment terminates?

In the event a non-employee director ceases to serve on our board (except by reason of death or permanent disability), any outstanding option at the time of cessation of service will be exercisable for a twelve (12)-month period following the date of such cessation; provided, however, that in no event will an option be exercisable after the expiration of the option term. In the event the optionee ceases serve on our board by reason of death or permanent disability, the option will vest in full and will remain exercisable for twelve
(12) months following the date of the optionee's cessation of service. In the event of the optionee's death, the optionee's beneficiary may exercise the option to the extent it was exercisable by the optionee at the time of death. Upon the earlier of the expiration of the exercise period or the option term, the option will terminate and cease to be outstanding for any vested Shares for which the option has not been exercised.

35. What happens to an option granted under the Automatic Option Grant Program in the event of a corporate transaction?

In the event of a Change in Control or a Hostile Take-Over, each outstanding option will automatically accelerate so that each such option will become fully vested and exercisable immediately prior to the effective date of the Change in Control or Hostile Take-Over, and each repurchase right will lapse in full. Each option accelerated in connection with a Change in Control will terminate upon the Change in Control, unless assumed by the successor corporation or otherwise continued in full force and effective pursuant to the terms of the Change in Control. Each option accelerated in connection with a Hostile Take-Over will remain exercisable until the expiration or sooner termination of the option term.

Upon the occurrence of a Hostile Take-Over the optionee will have a thirty (30) day period in which to surrender each of his or her outstanding options. In return the optionee will be entitled to receive a cash distribution in an amount equal to the excess of (a) option surrender value (which will be the greater of the fair market value of the common stock on the surrender date or the highest price per Share paid by the acquiring company in a tender offer) over (b) the aggregate exercise price payable for such Shares. Such cash distribution will be paid within five (5) days following the surrender of the option.

DIRECTOR FEE OPTION GRANT PRGRAM

36. What is the Director Fee Option Grant Program?

The Director Fee Option Grant Program is a program that the board of directors may implement as of the first calendar day of any year (such a program has not been implemented by the board). Under this program non-employee directors may elect to reduce all or a portion of the annual retainer fee they would otherwise receive for serving on the board and instead receive nonstatutory options with a discounted exercise price. To participate, prior to the beginning of a calendar year, the non-employee director must provide us with an election to reduce his or her annual retainer fee for the following calendar year. Upon receipt of such an election, we will grant the eligible non-employee director an option on the first trading day in January in the calendar year for which the fee would otherwise be payable. Options granted under this program:

         o have an exercise price of 33-1/3% of the fair market value per Share on the date of grant,

         o include the number of Shares determined according to a formula based on the amount of the elected salary reduction and the fair market value of our common stock on the date of grant, and

         o become exercisable in twelve (12) equal monthly installments upon the optionee's completion of each calendar month of service as a member of the board of directors during the calendar year in which the option is granted.

37. What if I hold an option that was granted pursuant to the Director Fee Option Grant Program and my employment terminates?

In the event the optionee ceases to serve on our board for any reason other than death or permanent disability, the option will remain exercisable for all of the Shares for which the option is exercisable at the time of such cessation of service until three year's following the optionee's cessation of service on our board, or, if earlier, the expiration of the option term. Upon the optionee's cessation of service on our board, to the extent the option is not otherwise at that time exercisable the option will terminate and cease to be outstanding.

In the event the optionee ceases to serve on our board by reason of death or permanent disability, the option will immediately vest in full and will remain exercisable until three years following the date of the optionee's cessation of service or, if earlier, the expiration of the option term. If the optionee dies after cessation of board service but while holding an option, then the optionee's beneficiary may exercise the option to the extent it was exercisable at the time of the optionee's cessation of service until three years following the date of the optionee's cessation of board service or, if earlier, the expiration of the option term.

38. What happens to an option granted under the Director Fee Option Grant Program in the event of a corporate transaction?

In the event of a Change in Control or a Hostile Take-Over, each outstanding option will automatically accelerate so that each such option will become fully vested and exercisable immediately prior to the effective date of the Change in Control or Hostile Take-Over, and each repurchase right will lapse in full. Each option accelerated in connection with a Change in Control will terminate upon the Change in Control, unless assumed by the successor corporation or otherwise continued in full force and effective pursuant to the terms of the Change in Control. Each option accelerated in connection with a Hostile Take-Over will remain exercisable until the expiration or sooner termination of the option term.

Upon the occurrence of a Hostile Take-Over the optionee will have a thirty
(30)-day period in which to surrender each of his or her outstanding options. In return the optionee will be entitled to receive a cash distribution in an amount equal to the excess of (a) option surrender value (which will be the greater of the fair market value of the common stock on the surrender date or the highest price per Share paid by the acquiring company in a tender offer) over (b) the aggregate exercise price payable for such Shares. The cash distribution will be paid within five (5) days following the surrender of the option.

TAX AND ERISA INFORMATION

The following discussion is intended only as a summary of the general U.S. income tax laws that apply to awards granted under the Plan and the sale of any Shares acquired through the awards. However, the federal, state and local tax consequences to any particular taxpayer will depend upon his or her individual circumstances. Also, if you are not a U.S. taxpayer, the taxing jurisdiction or jurisdictions which apply to you will determine the tax effect of your participation in the Plan. Accordingly, we strongly advise you to seek the advice of a qualified tax adviser regarding your participation in the Plan.

The following discussion assumes that the per Share exercise price of an option is less than the fair market value of a Share on the date of exercise.

39. What are the tax effects of NQSOs?

If you are granted a NQSO, you will not be required to include an amount in income at the time of grant. However, when you exercise the NQSO, you will have ordinary income to the extent the value of the Shares on the date of exercise (and any cash) you receive is greater than the exercise price you pay. If you exercise a NQSO through payment of the exercise price in Shares, or in a combination of Shares and cash, you will have ordinary income upon exercise to the extent that the value (on the date of exercise) of the Shares you purchase is greater than the value of the Shares you surrender, less the amount of any cash paid upon exercise.

Any gain or loss you recognize upon the sale or exchange of Shares that you acquire generally will be treated as capital gain or loss and will be long-term or short-term depending on whether you held the Shares for more than one year. The holding period for the Shares will begin just after the time you recognize income. The amount of such gain or loss will be the difference between:

         o the amount you realize upon the sale or exchange of the Shares, and

         o        the value of the Shares at the time you recognize income.

40. What are the tax effects of ISOs?

ISOs are intended to qualify for the special treatment available under Section 422 of the Internal Revenue Code (the "Code"). You generally are not required to include any amount in income as a result of the grant or exercise of ISOs.

Any gain generally will be taxed at long-term capital gain rates if you sell Shares that you purchased through the exercise of an ISO:

         o        more than two years after the date of grant, and

         o        more than one year after the date of exercise.

However, if you sell Shares purchased through the exercise of an ISO within the two-year or one-year holding periods described above, generally any gain up to the difference between the value of the Shares on the date of exercise and the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital gain rates, depending on whether the holding period for the Shares is more than one year.

If you sell Shares that you purchased through the exercise of an ISO within either of the above holding periods in a transaction in which you would not recognize a loss (if sustained) (for example, a gift), the excess of the value of the Shares on the exercise date over the exercise price will be treated as ordinary income.

Any loss that you recognize upon disposition of Shares purchased through the exercise of an ISO, whether before or after expiration of the two-year and one-year holding periods, will be treated as a capital loss. Such loss will be long-term or short-term depending on whether the holding period for the Shares is more than one year.

If you pay the exercise price of an ISO wholly or partly in Shares purchased through the exercise of an ISO, the payment will be treated as a disposition of the Shares if the payment is made within the two-year or one-year holding periods described above. This type of a disposition generally means that you will have ordinary income with respect to the Shares disposed of, but you generally will not have additional capital gain or loss. To the extent that you pay the exercise price of an ISO with Shares other than those you purchased through an ISO, or with Shares you purchased through an ISO that have met the holding periods described above, such payment should not be treated as a taxable disposition of the Shares used as payment. If you use Shares in full payment of the exercise price of an ISO, in general that number of Shares you receive which equals the number of Shares you use as payment will have the same basis and holding period as the payment Shares, increased by any amounts treated as income on the exchange. Additional Shares that you receive will have a zero basis and a holding period that begins on the date of exercise.

You should be aware that the Internal Revenue Service has issued proposed regulations that would require Social Security (FICA) taxes to be withheld on the spread of incentive stock option Shares on the date of exercise. Currently, these proposed regulations are slated to commence with exercises occurring on or after January 1, 2003.

41. What about ISOs and the alternative minimum tax?

If you are subject to the alternative minimum tax, the rules that apply to ISOs described above do not apply. Instead, alternative minimum taxable income generally is computed under the rules that apply to NQSOs. If you hold ISOs and are subject to the alternative minimum tax, you should be sure to consult your tax adviser before exercising any ISOs.

42. What are the tax effects of restricted stock?

Generally, you will not recognize income in connection with the grant of restricted stock, unless you file an election under Section 83(b) of the Code within thirty (30) days of the date of exercise of the restricted stock. Otherwise, as our repurchase right lapses, you will recognize ordinary income when (and if) the Shares vest and no longer can be forfeited. If you make a
Section 83(b) election, you will recognize ordinary income at the time you exercise a stock purchase right. However, if you later forfeit the Shares, no tax deduction is allowed with respect to the forfeiture. In all cases, the amount of ordinary income that you recognize will equal:

         o the fair market value of the Shares at the time you recognize income, less

         o        the amount (if any) you pay for the Shares.

43. What are the tax effects of a stock appreciation right (SAR)?

You will not recognize any income in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, you generally will be required to include as taxable ordinary income in the year of exercise an amount equal to the sum of the amount of cash received and the fair market value of any Shares received on the exercise. If you also are an employee, any income recognized on exercise of a stock appreciation right will constitute wages for which withholding will be required. The Company will be entitled to a tax deduction in the same amount. If you receive Shares upon the exercise of a stock appreciation right, any gain or loss on the subsequent sale of such Shares will be treated in the same manner as discussed above under "Nonstatutory Options."

44. What are the tax effects for us?

We generally will receive a deduction for federal income tax purposes in connection with an award equal to the ordinary income the participant realizes. We will be entitled to such deduction at the time that the participant recognizes the ordinary income.

45. Is the Plan subject to ERISA?

The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information it files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act").

1. Our latest annual report filed pursuant to Section 13(a) or 15(d) of the 1934 Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 (the "1933 Act") which contains, either directly or by incorporation by reference, audited financial statements for our latest fiscal year for which such statements have been filed.

2. All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual report or prospectus referred to in paragraph (1) above.

3. The description of our common stock contained in our Registration Statement on Form 8-A, as it may have been amended from time to time.

ADDITIONAL INFORMATION ABOUT THE PLAN AND PROSPECTUS

46. Can we change or terminate the Plan?

Our board of directors generally may amend or terminate the Plan at any time and for any reason. However, certain material amendments must be approved by our stockholders. Also, certain amendments may require your consent.

47. What is the duration of the Plan?

Unless terminated earlier by our board of directors, the Plan will expire by its own terms upon the earliest of (a) September 13, 2009, (b) the date on which all Shares available for issuance under the Plan have been issued as fully vested Shares, or (c) the termination of all outstanding options in connection with a change in control.

48. Does the Plan limit a participant's ability to resell Shares acquired under the Plan?

Except as described below, the Plan generally places no limitations upon a participant's ability to sell Shares acquired under the Plan. We will not receive any part of the proceeds of any such sales.

Our insider trading policy applies to all of our employees, directors, and consultants and employees, directors and consultants of our affiliates. The insider trading policy prohibits a participant from buying or selling Shares when he or she has "inside information." Inside information is material information about Predictive Systems, Inc. that is not yet public but that a reasonable investor would consider important in deciding whether to buy or sell Shares.

A participant who is an "affiliate" of ours (within the meaning of Rule 405 under the 1933 Act), may not resell under this prospectus any Shares he or she purchases or receives under the Plan. (Our executive officers and members of our board of directors are considered to be "affiliates" for this purpose.) Any such resales must be either described in a separate prospectus, or, in certain instances, registered in a separate registration statement, or sold in accordance with the requirements of Rule 144 under the 1933 Act or another exemption available under the 1933 Act.

Also, Section 16(b) of the 1934 Act permits us to recover any profit realized by certain officers, directors, and principal stockholders of ours through the sale and purchase, or purchase and sale (as defined), of Shares within any period of less than six months.

49. Are awards transferable?

In general, participants cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate Awards granted under the Plan, other than by will or the applicable laws of descent and distribution. All rights with respect to an award granted to you will be available during your lifetime only to you.

50. What if I need more information?

We will provide you free of charge with a copy of any or all of the documents incorporated by reference in this prospectus and in the Registration Statement on Form S-8 filed with the SEC relating to the Plan (except for any exhibits to these documents), including our annual report, and copies of other reports, proxy statements and communications distributed to our stockholders. You should direct your requests to:

Gary Papilsky
General Counsel
Predictive Systems, Inc.
19 West 44th Street, 9th Floor
New York, NY 10036
(212) 659-3400
gary.papilsky@predictive.com

Copies of this prospectus, any supplements to the prospectus, and further information concerning the Plan and its administration also are available free of charge by calling or writing Gary Papilsky (gary.papilsky@predictive.com).

51. What else should I know about this prospectus?

We may update this prospectus in the future by furnishing to participants an appendix, memorandum, notice or replacement page containing updated information. We generally will not send you a new prospectus, except upon request. Accordingly, you should keep this prospectus for future reference.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell any stock in any state or country where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this document.